Prudential Series Fund
For the period ending June 30, 2007
File # 811-03623

ITEM 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENT

THE PRUDENTIAL SERIES FUND

Supplement dated March 12, 2007 to Prospectus dated May 1, 2006

This Supplement sets forth certain changes to the Prospectus, dated May 1, 2006, of The Prudential Series Fund (the Fund) with respect to the indicated Portfolios of the Fund. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Fund's Prospectus. The Portfolios discussed in this Supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Fund's Prospectus and should be retained for future reference.

I. Investment Policy Changes
The Board of the Trustees of the Fund (the Board) recently approved investment policy changes for the Portfolios referenced below. Such changes will become effective on or about May 1, 2007.

A.    SP International Value Portfolio
The investment and geographic focus for the SP International Value Portfolio will change as described below. The Portfolio currently invests at least 80% of its investable assets in issuers located in developed countries that are represented in the MSCI EAFE Index. Under the revised investment policies, the Portfolio will: (i) have a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in equity securities and
(ii) invest at least 65% of its net assets in the equity securities of foreign companies in at least three different countries. The Portfolio will not change its policy of investing at least 80% of the value of its assets in equity securities unless it provides 60 days prior written notice to contract owners.

CURRENT INVESTMENT AND GEOGRAPHIC FOCUS
The Portfolio normally invest at least 80% of the Portfolio's investable assets (net assets plus borrowings made for investment purposes) in the equity securities of companies in developed countries outside the United States that are represented in the MSCI EAFE Index. The MSCI EAFE Index tracks stocks in
Australia, Austria, Belgium, Denmark, Finland, France, Germany,
Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.


REVISED INVESTMENT AND GEOGRAPHIC FOCUS
The Portfolio will have a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in equity securities. The Portfolio will not change this policy unless it provides 60 days prior written notice to contract owners.

To achieve the Portfolio's investment objective, the Portfolio will invest at least 65% of its net assets in the equity securities of foreign companies in at least three different countries, without limit as to the amount of Portfolio assets that may be invested in any single country. A company is considered to be a foreign company if it satisfies at least one of the following criteria:

.. its securities are traded principally on stock exchanges in one or more foreign countries;

.. it derives 50% or more of its total revenue from goods produced, sales made or services performed in one or more foreign countries;

.. it maintains 50% or more of its assets in one or more foreign countries;

.. it is organized under the laws of a foreign country; or
.. its principal executive office is located in a foreign country.

The Portfolio may invest anywhere in the world, including
North America, Western Europe, the United Kingdom and the
Pacific Basin. The companies in which the Portfolio invests may be of any size.




The primary risks associated with these changes are the risks of loss from: (i) increased investments in emerging markets securities and (ii) increased geographic concentration. Foreign investing involves special risks - including currency risk and the possibility of substantial volatility due to adverse political, economic, financial or other developments. Foreign securities may also be less liquid and harder to value than U.S. securities. These risks are greater for investments in the emerging markets in which the Portfolio may invest. In addition, because the Portfolio may invest a large portion of its assets in a single country or region of the world pursuant to the revised investment policies, the Portfolio's investments can be geographically concentrated. This can result in more pronounced risks based upon economic conditions that affect a single country or region more or less than other countries or regions.

B. SP PIMCO Total Return Bond Portfolio, SP PIMCO High Yield Portfolio, and SP Diversified Conservative Growth Portfolio

Pacific Investment Management Company LLC (PIMCO) serves as a subadviser for all or a portion of the assets of the above-referenced Portfolios. With respect to these assets, PIMCO currently hedges at least 75% of each Portfolio's exposure to foreign currencies to reduce currency risk. The Board approved a revised investment policy that would permit each Portfolio to have foreign currency exposure not exceeding 20% of the total assets directly managed by PIMCO. In addition, with respect to futures contracts, each Portfolio currently covers any open positions by segregating or earmarking liquid assets in an amount equal to a specified percentage of the market value of the futures contract. However, with respect to money market futures contracts, (which are cash settled contracts and are marked to market on a daily basis), the revised investment policy will permit each Portfolio to segregate or earmark liquid assets in an amount equal to the Portfolio's daily marked to market (net) obligation, if any, (or in other words the Portfolio's daily net liability, if any). These changes may result in increased currency risk, foreign markets risk, and derivatives risk for the Portfolios.

C.   SP AIM Core Equity Portfolio

The Board approved increasing the Portfolio's ability to invest in foreign securities from 20% of its assets to 25% of its assets. The Portfolio does not expect to experience any material changes in its current investment strategy or operations.

II. Addition of Secondary Performance Benchmarks

The Board approved the addition of secondary performance benchmarks for the Portfolios listed below. The Portfolios' current broad-based securities market indexes, primary custom blended indexes, and new secondary custom blended indexes are listed below.


PORTFOLIO NAME
SP Balanced Asset Allocation Portfolio
BROAD-BASED SECURITIES MARKET INDEX
S&P 500 Index
PRIMARY CUSTOM BLENDED INDEX
Russell 3000 Index: 48%
MSCI EAFE Index: 12%
Lehman Bros Aggregate Bond Index: 40%
SECONDARY CUSTOM BLENDED INDEX
S&P 500 Index: 60%
Lehman Bros Aggregate Bond Index: 40%



PORTFOLIO NAME
SP Conservative Asset Allocation Portfolio
BROAD-BASED SECURITIES MARKET INDEX
S&P 500 Index
PRIMARY CUSTOM BLENDED INDEX
Russell 3000 Index: 32%
MSCI EAFE Index: 8%
Lehman Bros Aggregate Bond Index: 60%
SECONDARY CUSTOM BLENDED INDEX
S&P 500 Index: 40%
Lehman Bros Aggregate Bond Index: 60%



PORTFOLIO NAME
SP Growth Asset Allocation Portfolio
BROAD-BASED SECURITIES MARKET INDEX
S&P 500 Index
PRIMARY CUSTOM BLENDED INDEX
Russell 3000 Index: 64%
MSCI EAFE Index: 16%
Lehman Bros Aggregate Bond Index: 20%
SECONDARY CUSTOM BLENDED INDEX
S&P 500 Index: 80%
Lehman Bros Aggregate Bond Index: 20%